UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2006

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13317 (Commission File Number)	13-3460176 (I.R.S. Employer Identification No.)

2200 Faraday Avenue, Suite 100, Carlsbad, CA (Address of principal executive offices)	92008 (Zip Code)
Registrant’s telephone number, including area code: (760) 931-5500
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 5, 2006, we entered into an Amended Settlement and License Agreement with Crossroads Systems, Inc. that supersedes the Settlement and License Agreement we entered into with Crossroads on June 28, 2006. The amended agreement clarifies that payments made by Dot Hill under the amended agreement shall not be reduced due to taxes, duties, fees or any other tax-related obligations owed by Dot Hill or any other entity anywhere in the world. The amended agreement also provides that Dot Hill will pay an additional $1.43 million to Crossroads to account for $1.43 million that was deducted, due to certain tax withholding requirements, from the lump sum payment of $10.50 million to be paid to Crossroads under the original agreement. The additional $1.43 million payment to Crossroads was included in the $10.5 million legal settlement obligation recognized by Dot Hill as of June 30, 2006. Crossroads also agreed to dismiss, with prejudice, the breach of contract lawsuit it filed against Dot Hill on or about July 24, 2006 relating to the original agreement. The remaining terms of the original agreement are unchanged.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.
By:	/s/ Hanif I. Jamal
Hanif I. Jamal
Senior Vice President, Chief Financial Officer and Secretary

Date: October 12, 2006